JPMorgan Funds - Undiscovered Managers Funds
Rule 10f-3 Transactions
For the period from September 1, 2014 to February 28, 2015

The following securities were purchased pursuant to Rule 10f-3 and all requirements of the Rule 10f-3 Procedures of the Funds:

Fund JPMorgan Realty Income Fund
Trade Date 11/11/2014
Issuer Brixmor Property Group Inc. (BRX) Secondary
Cusip 11120U105
Bonds 255,920
Offering Price $23.75
Spread $0.594
Cost $6,078,100
Dealer Executing Trade Wells Fargo Securities
% of Offering  purchased by firm 1.78%
Syndicate Members BofA Merrill Lynch / Citigroup / J.P. Morgan / Wells Fargo Securities /
Barclays / Deutsche Bank Securities / RBC Capital Markets / UBS Investment Bank / Baird /
Capital One Securities / MUFG / Piper Jaffray / PNC Capital Markets LLC / Sandler O'Neill + Partners, L.P. /
SunTrust Robinson Humphrey / BNY Mellon Capital Markets, LLC / KeyBanc Capital Markets / Oppenheimer & Co. /
TD Securities / Scotiabank
Fund JPMorgan Realty Income Fund
Trade Date 11/18/2014
Issuer Paramount Group, Inc. (PGRE) IPO
Cusip 69924R108
Bonds 569,600
Offering Price $17.50
Spread $0.788
Cost $9,968,000
Dealer Executing Trade BofA Merrill Lynch
% of Offering  purchased by firm 0.54%
Syndicate Members BofA Merrill Lynch / Morgan Stanley / Wells Fargo Securities / Deutsche Bank Securities /
Citigroup / Credit Suisse / Goldman, Sachs & Co. / J.P. Morgan / RBC Capital Markets / UBS Investment Bank
Fund JPMorgan Realty Income Fund
Trade Date 2/26/2015
Issuer American Tower Corporation (AMT) Secondary
Cusip 03027X100
Bonds 119,300
Offering Price $97.00
Spread $2.570
Cost $11,572,100
Dealer Executing Trade Goldman, Sachs & Co.
% of Offering  purchased by firm 7.04%
Syndicate Members Goldman, Sachs & Co. / BofA Merrill Lynch / Barclays / Ciitgroup / J.P. Morgan /
Morgan Stanley / RBC Capital Markets / RBS / TD Securities / BBVA / BNP Paribas / Credit Agricole CIB /
EA Markets / HSBC / Macquarie Capital / Mizuho Securities / Santander / Scotiabank / SMBC Nikko / SunTrust Robinson Humphrey